Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on S-8 (Nos. 333-138631, 333-145232, 333-155115, 333-157869, 333-165405, 333-172724, 333-181268, 333-187589, 333-194858, 333-194859, and 333-202983) of Yield10 Bioscience, Inc. of our report dated March 30, 2017, relating to our audit of the consolidated financial statements for the year ending December 31, 2016 of Yield10 Bioscience, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the company's ability to continue as a going concern), which appears in this Annual Report on Form 10-K of Yield10 Bioscience, Inc. for the year ending December 31, 2016.

/s/ RSM US LLP

Boston, Massachusetts
March 30, 2017